Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225918

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 27, 2018

Preliminary Prospectus Supplement

(To prospectus dated June 27, 2018)

$325,000,000

Zillow Group, Inc.

% Convertible Senior Notes Due 2023

We are offering $325,000,000 principal amount of our     % Convertible Senior Notes due 2023. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2019. The notes will mature on July 1, 2023.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding April 1, 2023 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2018 (and only during such calendar quarter), if the last reported sale price of the Class C capital stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our Class C capital stock and the conversion rate on each such trading day; (3) if we call any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after April 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our Class C capital stock or a combination of cash and shares of our Class C capital stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be                 shares of Class C capital stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $        per share of Class C capital stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to July 6, 2021. We may redeem for cash all or any portion of the notes, at our option, on or after July 6, 2021 if the last reported sale price of our Class C capital stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

Concurrently with this offering of notes, we are offering $325,000,000 of our Class C capital stock (or $373,750,000 of our Class C capital stock if the underwriters in that offering exercise their option to purchase additional shares in full) in an underwritten offering pursuant to a separate prospectus supplement. Assuming an offering price of $60.80 per share, the last reported sale price of our Class C capital stock on The Nasdaq Global Select Market on June 26, 2018, we expect to offer 5,345,394 shares of our Class C capital stock in the concurrent offering of our Class C capital stock (assuming the underwriters in that offering do not exercise their option to purchase additional shares). The closing of this offering of notes is not conditioned upon the closing of the concurrent offering of Class C capital stock and the closing of the concurrent offering of Class C capital stock is not conditioned upon the closing of this offering of notes. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent offering of Class C capital stock.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our Class C capital stock is listed on The Nasdaq Global Select Market under the symbol “Z.” The last reported sale price of our Class C capital stock on The Nasdaq Global Select Market on June 26, 2018 was $60.80 per share.

Our capital structure includes authorized Class A common stock, authorized Class B common stock and authorized Class C capital stock. Our Class A common stock entitles its holder to one vote per share, our Class B common stock entitles its holder to 10 votes per share and our Class C capital stock carries no voting rights (except as required by applicable law or as expressly provided in our amended and restated articles of incorporation). All shares of Class B common stock have been and are held or controlled by our founders, Richard Barton and Lloyd Frink. As of June 26, 2018, Mr. Barton’s holdings and Mr. Frink’s holdings represented approximately 31.5% and 20.5%, respectively, of the voting power of our outstanding capital stock.

See “Risk Factors” beginning on page S-11 of this prospectus supplement to read about factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	Plus accrued interest, if any, from July , 2018.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $48,750,000 principal amount of notes.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about July    , 2018.

Goldman Sachs & Co. LLC	Citigroup

June     , 2018

All references in this prospectus supplement and the accompanying prospectus to “Zillow Group,” “we,” “us,” and “our” refer to Zillow Group, Inc. and its consolidated subsidiaries unless the context indicates otherwise.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference therein, gives more general information, some of which may not apply to this offering. The prospectus and prospectus supplement are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of our Class C capital stock and our convertible senior notes under the accompanying prospectus on terms to be determined by market conditions at the time of the offering.

You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein and any free writing prospectus we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should assume that the information in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein and any free writing prospectus we have authorized for use in connection with this offering and filed with the SEC are accurate or complete only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any authorized free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the notes offered by this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering may include forward-looking statements based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions.

S-ii

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those risks, uncertainties and assumptions described in Part II, Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, in any applicable free writing prospectus and in documents incorporated by reference, such as our most recent Annual Report on Form 10-K, our other Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and results of operations;

•	changes in projected operational and financial results;

•	addition or loss of significant customers;

•	actual or anticipated changes in our growth rate relative to that of our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	announcements of technological innovations or new offerings by us or our competitors;

•	additions or departures of key personnel;

•	changes in laws or regulations applicable to our services;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us; and

•	issuance of new or updated research or reports by securities analysts.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements, and we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement to conform these statements to actual results or to changes in our expectations. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our notes. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering, before making an investment decision to purchase our notes, especially the risks of investing in our notes discussed in the section titled “Risk Factors” in this prospectus supplement, as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement may add to, update or change information in the accompanying prospectus. In addition, any reference to or description of our concurrent Class C Capital Stock Offering herein is wholly subject to the other prospectus supplement pursuant to which shares of our Class C capital stock are being offered, and you should not rely on this prospectus supplement in making an investment decision to purchase shares of our Class C capital stock.

Our Company

Zillow Group operates the leading real estate and home-related information marketplaces on mobile and the web, with a complementary portfolio of brands and products to help consumers find vital information about homes and connect with local professionals. Zillow Group’s brands focus on all stages of the home lifecycle: renting, buying, selling and financing. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow, Trulia, StreetEasy, HotPads, Naked Apartments, RealEstate.com and OutEast.com. Beginning in April of 2018, Zillow Instant Offers provides homeowners, in some metropolitan areas, with the opportunity to receive offers from Zillow to purchase their home. When Zillow buys a home, it will make necessary updates and list the home for resale on the open market. In addition, Zillow Group provides a comprehensive suite of marketing software and technology solutions to help real estate, rental and mortgage professionals maximize business opportunities and connect with millions of consumers. We also own and operate a number of business brands for real estate, rental and mortgage professionals, including Mortech, dotloop, Bridge Interactive and New Home Feed.

Concurrent Class C Capital Stock Offering

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering $325,000,000 of our Class C capital stock (or $373,750,000 of our Class C capital stock if the underwriters in that offering exercise their option to purchase additional shares of Class C capital stock in full) in an underwritten public offering (the “Class C Capital Stock Offering”). Neither the completion of this offering nor of the concurrent Class C Capital Stock Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Class C Capital Stock Offering does not occur, and vice versa. We cannot assure you that the concurrent Class C Capital Stock Offering will be completed on the terms described herein, or at all.

Corporate History and Information

Zillow, Inc. was incorporated as a Washington corporation in December 2004, and we launched the initial version of our website, Zillow.com, in February 2006. Zillow Group was incorporated as a Washington corporation in July 2014 in connection with our acquisition of Trulia. Upon the closing of the Trulia acquisition in February 2015, each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group.

Our principal executive offices are located at 1301 Second Avenue, Floor 31, Seattle, Washington 98101, and our telephone number is (206) 470-7000. Our website address is www.zillowgroup.com. Information contained on, or that can be accessed through, our website, does not constitute part of this prospectus supplement and inclusions of our website address in this prospectus supplement are inactive textual references only.

This prospectus supplement and the information incorporated herein by reference may include trademarks, service marks and trade names owned by us or others. Our registered trademarks include, but are not limited to, “Zillow,” “Trulia,” “Mortech,” “Hotpads,” “StreetEasy,” “dotloop,” “Naked Apartments,” the Z in a house logo, as well as logos that correspond with several of our other trademarks. All other service marks, trademarks and tradenames appearing in this prospectus supplement are the property of their respective owners.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to Zillow Group, Inc. and not to its consolidated subsidiaries.

Issuer	Zillow Group, Inc., a Washington corporation.

Securities	$325,000,000 principal amount of % Convertible Senior Notes due 2023 (plus up to an additional $48,750,000 principal amount of additional notes that our underwriters have the option to acquire from us.

Maturity	July 1, 2023, unless earlier repurchased, redeemed or converted.

Interest	% per year. Interest will accrue from July , 2018 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2019. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion rights	Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding April 1, 2023 only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on December 31, 2018 (and only during such calendar quarter), if the last reported sale price of the Class C capital stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•	during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our Class C capital stock and the conversion rate on each such trading day;

•	if we call any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events.”

On or after April 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially shares of Class C capital stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of Class C capital stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our Class C capital stock or a combination of cash and shares of our Class C capital stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our Class C capital stock, the amount of cash and shares of Class C capital stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our Class C capital stock or a combination of cash and shares of our Class C capital stock paid or delivered, as the case may be, to you upon conversion of a note.

Redemption at our option	We may not redeem the notes prior to July 6, 2021. We may redeem for cash all or part of the notes, at our option, on or after July 6, 2021 if the last reported sale price of our Class C capital stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption and at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of any redemption not less than 40 nor more than 60 calendar days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of notes. See “Description of Notes—Optional Redemption.”

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of March 31, 2018, our total consolidated indebtedness was $389.6 million. As of March 31, 2018, our subsidiaries had $575.7 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), our total consolidated indebtedness at March 31, 2018 would have been $ million.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $         million (or $         million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to enter into capped call transactions with one or more of the underwriters or their respective affiliates and/or other financial institutions, which we refer to herein as the “option counterparties” as described under “Description of

Capped Call Transactions.” We intend to use approximately $         million of the net proceeds from this offering to pay the cost of the capped call transactions. We intend to use the remainder of the net proceeds from this offering and the Class C Capital Stock Offering (as described above under “—Concurrent Class C Capital Stock Offering”) for general corporate purposes, which may include general and administrative matters and capital expenditures. See “Use of Proceeds.”

If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties and for general corporate purposes, which may include general and administrative matters and capital expenditures.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Absence of a public market for the notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax consequences	For the material U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our Class C capital stock, see “Material U.S. Federal Income Tax Considerations.”

Risk factors	Investment in the notes involves risk. See “Risk Factors” and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors that should be considered before investing in the notes.

Capped call transactions

In connection with the pricing of the notes, we expect to enter into capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce potential dilution to our Class C capital stock upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. If the underwriters exercise their option to purchase additional notes, we expect to enter into additional capped call transactions with the option counterparties. See “Description of Capped Call Transactions.”

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our Class C capital stock concurrently with, or shortly after, the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our Class C capital stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our Class C capital stock and/or purchasing or selling our Class C capital stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes or in connection with any repurchase of notes by us). This activity could also cause or avoid an increase or a decrease in the market price of our Class C capital stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with the capped call transactions, see “Risk Factors—Risks Related to the Notes—The capped call transactions may affect the value of the notes and our Class C capital stock” and “Underwriting—Capped Call Transactions.”

Nasdaq Global Select Market symbol for our Class C capital stock	“Z.”

Trustee, paying agent and conversion agent	The Bank of New York Mellon Trust Company, N.A.

Concurrent Class C capital stock offering	Concurrently with this offering of notes, we are offering $325,000,000 of our Class C capital stock (or $373,750,000 of our Class C capital stock if the underwriters in that offering exercise their option to purchase additional shares of Class C capital stock in full) pursuant to a separate prospectus supplement. The offering of the notes pursuant to this prospectus supplement is not contingent upon the completion of the concurrent Class C Capital Stock Offering and the concurrent Class C Capital Stock Offering is not contingent upon the completion of this offering of the notes. We cannot assure you that either or both of the offerings will be completed on the terms described herein or at all.

Summary Consolidated Historical Financial Data

You should read the financial data set forth below in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2018 incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of our results to be expected in any future period. The summary consolidated statements of operations data for the years ended December 31, 2015, 2016 and 2017 and consolidated balance sheet data as of December 31, 2016 and 2017 were derived from our audited financial statements incorporated by reference in this prospectus supplement. The summary unaudited consolidated statements of operations data for the three months ended March 31, 2017 and 2018 and unaudited consolidated balance sheet data as of March 31, 2018 were derived from our unaudited financial statements that are incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2015 were derived from our audited financial statements and the summary unaudited consolidated balance sheet data as of March 31, 2017 were derived from our unaudited financial statements that are not incorporated by reference in this prospectus supplement. The summary unaudited condensed consolidated financial data for the three months ended March 31, 2017 and 2018, and as of March 31, 2017 and 2018, include all adjustments, consisting only of normal recurring adjustments, that in the opinion of management are necessary for a fair presentation of the interim financial statements.

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
				(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$644,677	$846,589	$1,076,794	$245,775	$299,879
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	60,127	69,262	85,203	20,232	23,919
Sales and marketing (1)	308,125	382,419	448,201	105,940	137,291
Technology and development (1)	184,477	255,583	319,985	72,868	93,933
General and administrative (1)	184,984	332,007	210,816	45,466	56,073
Impairment and restructuring costs (1)	35,551	—	174,000	—	—
Acquisition-related costs	16,576	1,423	463	105	27
Loss (gain) on divestiture of businesses	4,368	(1,251)	—	—	—

Total costs and expenses	794,208	1,039,443	1,238,668	244,611	311,243

Income (loss) from operations	(149,531)	(192,854)	(161,874)	1,164	(11,364)
Loss on debt extinguishment	—	(22,757)	—	—	—
Other income	1,501	2,711	5,385	953	2,446
Interest expense	(5,489)	(7,408)	(27,517)	(6,723)	(7,073)

Loss before income taxes	(153,519)	(220,308)	(184,006)	(4,606)	(15,991)
Income tax benefit (expense)	4,645	(130)	89,586	—	(2,600)

Net loss	$(148,874)	$(220,438)	$(94,420)	$(4,606)	$(18,591)

Net loss per share—basic and diluted	$(0.88)	$(1.22)	$(0.51)	$(0.03)	$(0.10)
Weighted-average shares outstanding—basic and diluted	169,767	180,149	186,453	183,158	191,464

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(in thousands, unaudited)
Other Financial Data:
Adjusted EBITDA (3)	$87,564	$14,826	$236,315	$54,799	$46,310
(1) Includes share-based compensation as follows:
Cost of revenue	$2,384	$3,550	$3,884	$903	$955
Sales and marketing	25,391	23,320	22,735	5,530	5,162
Technology and development	26,849	31,466	39,938	8,491	11,542
General and administrative	50,590	48,582	47,014	11,471	13,082
Impairment and restructuring costs	14,859	—	—	—	—

Total	$120,073	$106,918	$113,571	$26,395	$30,741

(2) Amortization of website development costs and intangible assets included in technology and development	$63,189	$87,060	$94,349	$23,261	$22,549

(3)   See “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA for year ended December 31, 2016 includes the impact of the settlement of a lawsuit in June 2016 whereby we paid $130.0 million in connection with a release of all claims.

	At December 31,			At March 31,
	2015	2016	2017	2017	2018
				(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments	$520,289	$507,515	$762,539	$560,097	$822,986
Working capital	493,672	485,617	723,138	523,650	801,550
Property and equipment, net	85,523	98,288	112,271	94,945	114,828
Total assets	3,135,700	3,149,677	3,230,517	3,197,094	3,344,137
Long-term debt	230,000	367,404	385,416	371,757	389,624
Deferred tax liabilities and other long-term liabilities	132,482	136,146	44,561	134,146	47,161
Total shareholders’ equity	2,679,053	2,533,587	2,660,823	2,568,986	2,768,441

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed Adjusted EBITDA, a non-GAAP financial measure, within this prospectus supplement. We have provided a reconciliation below of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

We have included Adjusted EBITDA in this prospectus supplement because it is a key metric used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect impairment and restructuring costs;

•	Adjusted EBITDA does not reflect acquisition-related costs;

•	Adjusted EBITDA does not reflect the loss (gain) on divestiture of businesses;

•	Adjusted EBITDA does not reflect interest expense or other income;

•	Adjusted EBITDA does not reflect the loss on debt extinguishment

•	Adjusted EBITDA does not reflect income tax benefit (expense); and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results.

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
	(in thousands, unaudited)
Reconciliation of Adjusted EBITDA to Net Loss:
Net loss	$(148,874)	$(220,438)	$(94,420)	$(4,606)	$(18,591)
Other income	(1,501)	(2,711)	(5,385)	(953)	(2,446)
Depreciation and amortization expense	75,386	100,590	110,155	27,135	26,906
Share-based compensation expense	105,214	106,918	113,571	26,395	30,741
Impairment and restructuring costs	35,551	—	174,000	—	—
Acquisition-related costs	16,576	1,423	463	105	27
Loss (gain) on divestiture of businesses	4,368	(1,251)	—	—	—
Interest expense	5,489	7,408	27,517	6,723	7,073
Loss on debt extinguishment	—	22,757	—	—	—
Income tax (benefit) expense	(4,645)	130	(89,586)	—	2,600

Adjusted EBITDA (1)	$87,564	$14,826	$236,315	$54,799	$46,310

(1)	Adjusted EBITDA for the year ended December 31, 2016 includes the impact of the settlement of a lawsuit in June 2016 whereby we paid $130.0 million in connection with a release of all claims.

RISK FACTORS

An investment in the notes involves significant risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the three months ended March 31, 2018 and our Annual Report on Form 10-K for the year ended December 31, 2017 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with SEC.

Risks Related to the Notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of March 31, 2018, our total consolidated indebtedness was $389.6 million. As of March 31, 2018, our subsidiaries had $575.7 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), our total consolidated indebtedness would have been $        million.

The notes are our obligations only and our operations are conducted primarily through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, industry, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the Class C capital stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our Class C capital stock in lieu of or in addition to short selling the Class C capital stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our Class C capital stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our Class C capital stock, borrow our Class C capital stock or enter into swaps on our Class C capital stock could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our Class C capital stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our Class C capital stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or accompanying prospectus, or the documents we have incorporated by reference herein or therein, or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general industry, economic and political instability. A decrease in the market price of our Class C capital stock would likely adversely impact the trading price of the notes. The market price of our Class C capital stock could also be affected by possible sales of our Class C capital stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our Class C capital stock. This trading activity could, in turn, affect the trading price of the notes.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt in the future, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes— Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our Class C capital stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion Rights—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our current or future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our current or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our Class C capital stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash at the option of the issuer, such as the notes, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options (“ASC 470-20”).

Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of shareholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income (loss) in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our Class C capital stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash at the option of the issuer are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of Class C capital stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Future sales of our Class C capital stock in the public market could lower the market price for our Class C capital stock and adversely impact the trading price of the notes.

Concurrently with this offering, and in the future, we may sell additional shares of our Class C capital stock to raise capital. In addition, a substantial number of shares of our Class C capital stock is reserved for issuance upon the exercise of stock options, vesting of restricted stock units and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our Class C capital stock. The issuance and sale of substantial amounts of Class C capital stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our Class C capital stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of notes will not be entitled to any rights with respect to our Class C capital stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our Class C capital stock.

Holders of notes will not be entitled to any rights with respect to our Class C capital stock (including, without limitation, the limited voting rights of our Class C capital stock and rights to receive any dividends or other distributions on our Class C capital stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our Class C capital stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our Class C capital stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our Class C capital stock. For example, if an amendment is proposed to our articles of incorporation on which holders of Class C capital stock have the right to vote pursuant to applicable law, and the record date for determining the holders of record of Class C capital stock entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our Class C capital stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our Class C capital stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our Class C capital stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our Class C capital stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding April 1, 2023, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, Class C capital stock or a combination of cash and Class C capital stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our Class C capital stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our Class C capital stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our Class C capital stock, or a combination of cash and shares of our Class C capital stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our Class C capital stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume- weighted average price of our Class C capital stock for each trading day in a 20 trading day observation period. As described under “Description of Notes—Conversion Rights—Settlement upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to April 1, 2023 and we have not issued a notice of redemption with respect to the notes as described under “Description of Notes—Optional Redemption,” the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; (ii) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “Description of Notes—Optional Redemption” and prior to the relevant redemption date (even if the relevant conversion date occurs on or after April 1, 2023), the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding such redemption date; and (iii) if the relevant conversion date occurs on or after April 1, 2023 and we have not issued a notice of redemption with respect to the notes as described under “Description of Notes—Optional Redemption,” the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our Class C capital stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our Class C capital stock at the end of such period is below the average volume-weighted average price of our Class C capital stock during such period, the value of any shares of our Class C capital stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our Class C capital stock upon conversion of the notes, we will be required to deliver the shares of our Class C capital stock, together with cash for any fractional share, on the third business day following the relevant conversion date, except where the notes are converted after the regular record date immediately preceding the maturity date, in which case we will be required to deliver the shares on the maturity date. Accordingly, if the price of our Class C capital stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our Class C capital stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our Class C capital stock in such transaction, as described below under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our Class C capital stock in the transaction is greater than $        per share or less than $        per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed            shares of Class C capital stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our Class C capital stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of Class C capital stock for cash, that may adversely affect the trading price of the notes or our Class C capital stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to holders of our Class C capital stock, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change.

Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from subsequent payments on the notes. See “Material U.S. Federal Income Tax Considerations.”

The capped call transactions may affect the value of the notes and our Class C capital stock.

In connection with the pricing of the notes, we expect to enter into capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce the potential dilution upon conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. If the underwriters exercise their option to purchase additional notes, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedge of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our Class C capital stock concurrently with, or shortly after, the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our Class C capital stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to our Class C capital stock and/or purchasing or selling our Class C capital stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes or in connection with any repurchase of notes by us). This activity could also cause or avoid an increase or a decrease in the market price of our Class C capital stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

In addition, if the capped call transactions fail to become effective, whether or not this offering of notes is completed, the option counterparties or their respective affiliates may unwind their hedge positions with respect to our Class C capital stock, which could adversely affect the value of our Class C capital stock and, if the notes have been issued, the value of the notes.

Risks Related to Our Concurrent Class C Capital Stock Offering and Our Class C Capital Stock

The price of our Class C capital stock may be volatile. This volatility may affect the price at which you could sell the Class C capital stock you receive upon conversion of your notes, if any and the value of your notes.

An active, liquid and orderly market for our Class C capital stock may not be sustained, which could depress the trading price of our Class C capital stock. The trading price of our Class C capital stock has at times experienced price volatility and may continue to be volatile. For example, since January 1, 2016, the closing price of our Class C capital stock has ranged from $16.01 per share to $65.57 per share through June 26, 2018. The market price of our Class C capital stock could be subject to wide fluctuations in response to many of the risk factors discussed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2018 and our Annual Report on Form 10-K for the year ended December 31, 2017 and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and results of operations;

•	changes in projected operational and financial results;

•	addition or loss of significant customers;

•	actual or anticipated changes in our growth rate relative to that of our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	announcements of technological innovations or new offerings by us or our competitors;

•	additions or departures of key personnel;

•	changes in laws or regulations applicable to our services;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	issuance of new or updated research or reports by securities analysts;

•	sales of our Class C capital stock or Class A common stock by us or our shareholders;

•	issuances of our Class A common stock upon conversion of Trulia, LLC’s convertible senior notes due in 2020 and issuances of our Class C capital stock upon conversion of our convertible senior notes due in 2021;

•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and

•	general economic and market conditions.

This volatility may affect the price at which you could sell the Class C capital stock, if any, you receive upon conversion of your notes, and the value of your notes.

Furthermore, the stock markets in recent years have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of the equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies.

These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class C capital stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action and other similar litigation. We have in the past been and are currently the target of this type of litigation, and we may continue to be the target of this type of litigation in the future. Past, current and future securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could harm our business, results of operations or financial condition.

Future sales of our stock in the public market could cause our stock price to decline.

Our Class A common stock began trading on The Nasdaq Global Select Market on February 18, 2015, and our Class C capital stock began trading on The Nasdaq Global Select Market on August 17, 2015. We cannot predict the effect, if any, that market sales of shares of Class A common stock or Class C capital stock or the availability of shares for sale will have on the prevailing trading price of our Class C capital stock from time to time. There is currently no contractual restriction on our ability to issue additional shares except as described under “Underwriting—No Sale of Similar Securities,” and all of our outstanding shares are generally freely tradable, except for shares held by our “affiliates” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), which may be sold in compliance with the volume restrictions of Rule 144. Sales of a substantial number of shares of our Class A common stock and Class C capital stock could cause the price of our Class C capital stock to decline. In addition, we may in the future issue shares of Class C capital stock for financings, acquisitions or equity incentives. If we issue additional shares of Class C capital stock in the future, such issuances would have a dilutive effect on the economic interest of Class C capital stock and our Class A common stock.

The structure of our capital stock as contained in our charter documents has the effect of concentrating voting control with our founders, and limits the ability of holders of our Class C capital stock to influence corporate matters.

Our capital structure includes authorized Class A common stock, authorized Class B common stock and authorized Class C capital stock. Our Class A common stock entitles its holder to one vote per share, our Class B common stock entitles its holder to 10 votes per share and our Class C capital stock carries no voting rights (except as required by applicable law or as expressly provided in our amended and restated articles of incorporation). All shares of Class B common stock have been and are held or controlled by our founders, Richard Barton and Lloyd Frink. As of June 26, 2018, Mr. Barton’s holdings and Mr. Frink’s holdings represented approximately 31.5% and 20.5%, respectively, of the voting power of our outstanding capital stock.

For the foreseeable future, Mr. Barton and Mr. Frink will therefore have significant control over our management and affairs and will be able to control most matters requiring shareholder approval, including the election or removal (with or without cause) of directors and the approval of any significant corporate transaction, such as a merger or other sale of us or our assets. In addition, because our Class C capital stock carries no voting rights (except as required by applicable law or as expressly provided in our amended and restated articles of incorporation), the issuance of Class C capital stock (instead of Class A common stock) could prolong the duration of Mr. Barton’s and Mr. Frink’s voting power. This concentrated control could delay, defer or prevent a change of control, merger, consolidation, takeover, or other business combination involving us that shareholders other than Mr. Barton and Mr. Frink may otherwise support. This concentrated control could also discourage a potential investor from acquiring our Class A common stock or Class C capital stock due to the limited voting power of such stock relative to the Class B common stock and might harm the market price of our Class C capital stock, which could reduce the value of your notes.

Anti-takeover provisions in our charter documents and under Washington law could make an acquisition of us more difficult, limit attempts by shareholders to replace or remove our management and affect the market price of our Class C capital stock, which could reduce the value of your notes.

Provisions in our articles of incorporation and bylaws, as amended and restated, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated articles of incorporation and amended and restated bylaws include provisions, some of which will become effective only after the date, which we refer to as the threshold date, on which the Class B common stock controlled by our founders represents less than 7% of the aggregate number of shares of our outstanding Class A common stock and Class B common stock, that:

•	set forth the structure of our capital stock, which concentrates voting control of matters submitted to a vote of our shareholders with the holders of our Class B common stock, which is currently held or controlled by our founders;

•	authorize our board of directors to issue, without further action by our shareholders, up to 30,000,000 shares of undesignated preferred stock, subject, prior to the threshold date, to the approval rights of the holders of our Class B common stock;

•	establish that our board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that, after the threshold date, our directors may be removed only for cause;

•	provide that, after the threshold date, vacancies on our board of directors may be filled only by the affirmative vote of a majority of directors then in office or by the sole remaining director;

•	provide that only our board of directors may change the board’s size;

•	specify that special meetings of our shareholders can be called only by the chair of our board of directors, our board of directors, our chief executive officer, our president or, prior to the threshold date, holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at any such special meeting;

•	establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders, including proposed nominations of persons for election to our board of directors;

•	require the approval of our board of directors or the holders of at least two-thirds of all the votes entitled to be cast by shareholders generally in the election of directors, voting together as a single group, to amend or repeal our bylaws; and

•	require the approval of not less than two-thirds of all the votes entitled to be cast on a proposed amendment, voting together as a single group, to amend certain provisions of our articles of incorporation.

Prior to the threshold date, our directors can be removed with or without cause by holders of our Class A common stock and Class B common stock, voting together as a single group, and vacancies on the board of directors may be filled by such shareholders, voting together as a single group. Given the structure of our capital stock, our founders, Richard Barton and Lloyd Frink, who hold or control our Class B common stock, will have the ability for the foreseeable future to control these shareholder actions. See the risk factor above titled “The structure of our capital stock as contained in our charter documents has the effect of concentrating voting control with our founders, and limits the ability of holders of our Class C capital stock to influence corporate matters.”

The provisions described above, including those which take effect after the threshold date, may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, which board is responsible for appointing our management. In addition, because we are incorporated in the State of Washington, we are governed by the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which prohibits certain significant business transactions between us and certain significant shareholders unless specified conditions are met. These provisions may also have the effect of delaying or preventing a change of control of our company, even if this change of control would benefit our shareholders.

Our management will have broad discretion over the use of the proceeds we receive in this offering and our concurrent Class C Capital Stock Offering and may not apply the proceeds in ways that increase the value of your investment.

Our management generally will have broad discretion to use the net proceeds to us from this offering and our concurrent Class C Capital Stock Offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds from this offering and our concurrent Class C Capital Stock Offering in ways that increase the value of your investment. Other than the payments in respect of the capped call transactions, we have not allocated the net proceeds from this offering or our concurrent Class C Capital Stock Offering for any specific purposes. Until we use the net proceeds to us from this offering and our concurrent Class C Capital Stock Offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering or our concurrent Class C Capital Stock Offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

This offering is not conditioned on the consummation of any other financing, including the concurrent Class C Capital Stock Offering.

We intend to use the net proceeds of this offering, together with the proceeds from the concurrent Class C Capital Stock Offering, as described in “Use of Proceeds” herein and in the prospectus supplement that pertains to the concurrent Class C Capital Stock Offering. However, neither the completion of this offering nor of the concurrent Class C Capital Stock Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Class C Capital Stock Offering does not occur, and vice versa. We cannot assure you that the concurrent Class C Capital Stock Offering will be completed on the terms described herein, or at all.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $        million (or approximately $        million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated expenses payable by us. In addition, concurrently with this offering, we are offering $325,000,000 of our Class C capital stock (or $373,750,000 of our Class C capital stock if the underwriters in that offering exercise their option to purchase additional shares in full) pursuant to a separate prospectus supplement in the concurrent Class C Capital Stock Offering. The net proceeds of the concurrent Class C Capital Stock Offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, are expected to be approximately $        million (or approximately $        million if the underwriters in the concurrent Class C Capital Stock Offering exercise their option to purchase additional shares of common stock in full).

We intend to enter into capped call transactions with the option counterparties. We intend to use approximately $        million of the net proceeds from this offering to pay the cost of the capped call transactions. We intend to use the remainder of the net proceeds from this offering and the net proceeds from the Class C Capital Stock Offering (as described above under “Summary—Concurrent Class C Capital Stock Offering”) for general corporate purposes, which may include general and administrative matters and capital expenditures. Additionally, we may choose to expand our current business through acquisitions of, or investments in, other businesses, products or technologies, using cash or shares of our common stock or capital stock. However, we have no definitive agreements or commitments with respect to any such acquisitions or investments at this time.

If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties and for general corporate purposes, which may include general and administrative matters and capital expenditures.

Pending the application of the net proceeds as described above, we expect to invest the proceeds in short-term, interest-bearing, investment-grade securities. Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and short-term investments and total capitalization as of March 31, 2018:

•	on an actual basis;

•	on an as adjusted basis to give effect to the completion of this offering of $325,000,000 aggregate principal amount of the notes (assuming the underwriters’ option to purchase additional notes is not exercised), after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

•	on an as further adjusted basis to give effect to the sale of the shares in the concurrent Class C Capital Stock Offering (assuming the underwriters in the concurrent Class C Capital Stock Offering do not exercise their option to purchase additional shares of Class C capital stock), based on the public offering price of $ per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming such net proceeds are held as cash or cash equivalents.

You should read this table in conjunction with our unaudited condensed consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2018 filed with the SEC on May 8, 2018 and incorporated by reference herein.

	March 31, 2018
	Actual	As Adjusted(1)		As Further Adjusted for the Concurrent Class C Capital Stock Offering
	(in thousands, except share and per share amounts, unaudited)
Cash and investments:
Cash and cash equivalents (1)	$397,393	$		$
Short-term investments	425,593

Total cash and cash equivalents and investments	$822,986	$		$

Debt:
2.75% Convertible senior notes due 2020	$9,637	$		$
2.00% Convertible senior notes due 2021(2)	379,987
% Convertible senior notes due 2023 offered hereby (3)	—

Total debt	389,624
Shareholders’ equity:
Preferred stock, $0.0001 par value: 30,000,000 shares authorized; no shares issued and outstanding, actual, as adjusted and as further adjusted	—		—		—
Class A common stock, $0.0001 par value: 1,245,000,000 shares authorized, 57,288,985 shares issued and outstanding, actual, as adjusted and as further adjusted	6
Class B common stock, $0.0001 par value: 15,000,000 shares authorized; 6,217,447 shares issued and outstanding, actual, as adjusted and as further adjusted	1
Class C capital stock, $0.0001 par value: 600,000,000 shares authorized, 129,437,894 shares issued and outstanding, actual and as adjusted, shares issued and outstanding, as further adjusted	13
Additional paid-in capital	3,340,387
Accumulated other comprehensive loss	(1,454)
Accumulated deficit	(570,512)

Total shareholders’ equity	2,768,441

Total capitalization	$3,158,065	$		$

(1)	Does not reflect our entry into the capped call transactions, including our payment of approximately $ million to the option counterparties, as described under “Description of Capped Call Transactions,” which will result in a reduction to our cash and cash equivalents, additional paid-in capital and total capitalization.
(2)	In accordance with ASC 470-20, “Accounting for Convertible Debt Instruments,” convertible debt that may be wholly or partially settled in cash at the option of the issuer is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. The amount shown in the table above for the notes is the carrying value of the notes determined based on the outstanding principal amount of the notes of $460.0 million net of unamortized debt discount and debt issuance costs.
(3)	The amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses that we will be required to recognize in accordance with ASC 470-20.

The Class A common stock, Class B common stock and Class C capital stock shown as issued and outstanding in the table above is based on the 57,288,985 shares of Class A common stock, 6,217,447 shares of Class B common stock and 129,437,894 shares of Class C capital stock outstanding as of March 31, 2018, and excludes (i) shares of Class A common stock reserved for issuance upon conversion of our Class B common stock, (ii) shares of Class A common stock reserved for issuance upon conversion of Trulia, LLC’s convertible senior notes due 2020, (iii) shares of Class C capital stock reserved for issuance upon conversion of our convertible senior notes due 2021, and (iv) shares of Class C capital stock reserved for issuance upon conversion of the notes offered hereby. The table above also excludes, as of March 31, 2018, (i) 4,104,408 shares of Class A common stock and 24,379,540 shares of Class C capital stock issuable upon exercise of outstanding stock options, (ii) 49,139 shares of Class A common stock and 5,297,261 shares of Class C capital stock underlying settlement of outstanding restricted stock units, (iii) shares of Class A common stock or Class C capital stock that may become issuable upon settlement of outstanding restricted units, and (iv) 6,833,199 shares of Class A common stock and/or Class C capital stock reserved for issuance under our Amended and Restated 2011 Incentive Plan.

PRICE RANGE OF COMMON EQUITY AND DIVIDEND POLICY

Market Information

Our Class A common stock has traded on The Nasdaq Global Select Market under the symbol “ZG” since August 17, 2015 and under the symbol “Z” from July 20, 2011 through August 14, 2015. The following table sets forth, for each quarterly period indicated, the high and low sales prices per share for our Class A common stock as quoted on The Nasdaq Global Select Market, adjusted for the Class C stock split effected in the form of a dividend. The last reported sale price of our Class A common stock on The Nasdaq Global Select Market on June 26, 2018 was $60.82 per share.

	High	Low
Year Ended December 31, 2018
Second Quarter (through June 26, 2018)	$65.42	$46.27
First Quarter	59.73	40.50
Year Ended December 31, 2017
First Quarter	$38.25	$32.63
Second Quarter	50.91	33.37
Third Quarter	49.03	37.96
Fourth Quarter	43.16	38.76
Year Ended December 31, 2016
First Quarter	$25.96	$16.45
Second Quarter	36.65	20.87
Third Quarter	39.99	32.55
Fourth Quarter	39.19	31.17

Our Class B common stock is not listed and there is no established public trading market.

Our Class C capital stock has traded on The Nasdaq Global Select Market under the symbol “Z” since August 17, 2015. Prior to that time, there was no public market for our Class C capital stock. The following table sets forth, for each quarterly period indicated, the high and low sales prices per share for our Class C capital stock as quoted on The Nasdaq Global Select Market. The last reported sale price of our Class C capital stock on The Nasdaq Global Select Market on June 26, 2018 was $60.80 per share.

	High	Low
Year Ended December 31, 2018
Second Quarter (through June 26, 2018)	$65.70	$46.25
First Quarter	59.99	40.89
Year Ended December 31, 2017
First Quarter	$38.05	$32.56
Second Quarter	51.23	33.30
Third Quarter	49.36	37.68
Fourth Quarter	43.43	38.63
Year Ended December 31, 2016
First Quarter	$24.64	$15.36
Second Quarter	36.28	19.63
Third Quarter	39.88	32.65
Fourth Quarter	39.05	31.22

Dividend Policy

We have never declared or paid a cash dividend on our Class A common, Class B common or Class C capital stock and we intend to retain all available funds and any future earnings to fund the development and growth of our business. We therefore do not anticipate paying any cash dividends on our common or capital stock in the foreseeable future. Any future determinations to pay cash dividends on our common or capital stock would depend on our results of operations, our financial condition and liquidity requirements, restrictions that may be imposed by applicable law or our contracts, and any other factors that our board of directors may consider relevant.

Holders of Record

As of June 26, 2018, there were 96, three, and 143 holders of record of our Class A common stock, our Class B common stock, and our Class C capital stock, respectively. These amounts do not include beneficial owners whose shares are held by nominees in street name.

DESCRIPTION OF NOTES

We will issue the notes under an indenture to be dated as of the date of initial issuance of the notes (the “indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). This description of the notes supplements the description of the notes and the indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Zillow Group, Inc. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $325,000,000 (or $373,750,000 if the underwriters’ option to purchase additional notes is exercised in full);

•	bear cash interest from July , 2018 at an annual rate of % payable on January 1 and July 1 of each year, beginning on January 1, 2019;

•	be subject to redemption at our option, in whole or in part, on or after July 6, 2021 if the last reported sale price of our Class C capital stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption and at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on July 1, 2023, unless earlier converted, redeemed or repurchased;

•	be issued in denominations of $1,000 and multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of                  shares of Class C capital stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of Class C capital stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our Class C capital stock or a combination of cash and shares of our Class C capital stock, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have separate CUSIP and ISIN numbers.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “Class C capital stock” in this prospectus supplement to refer to our Class C capital stock, par value $0.0001 per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable by wire transfer in immediately available funds to each holder’s account within the United States, or, upon application by holders having an aggregate principal amount of $5,000,000 or less to the registrar not later than the relevant regular record date, by check mailed to that holder, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of    % per year until maturity. Interest on the notes will accrue from July    , 2018 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2019.

Interest will be paid to the person in whose name a note is registered at the close of business on December 15 or June 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2018, our total consolidated indebtedness was $389.6 million. As of March 31, 2018, our subsidiaries had $575.7 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), our total consolidated indebtedness at March 31, 2018 would have been $        million.

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to July 6, 2021, the notes will not be redeemable. On or after July 6, 2021, we may redeem for cash all or part of the notes, at our option, if the last reported sale price of our Class C capital stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. In the case of any optional redemption, we will provide not less than 40 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day.

If we decide to redeem fewer than all of the outstanding notes, the notes to be redeemed shall be selected in accordance with the applicable procedures of the depositary.

If a portion of your note is selected for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding April 1, 2023, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Redemption,” “—Conversion upon Satisfaction of Trading Price Condition,” and “—Conversion upon Specified Corporate Events.” On or after April 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate will initially be                  shares of Class C capital stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of Class C capital stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our Class C capital stock or a combination of cash and shares of our Class C capital stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our Class C capital stock, the amount of cash and shares of Class C capital stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as defined below under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If we call notes for redemption, a holder of notes may convert all or any portion of its notes only until the close of business on the scheduled trading day immediately preceding the redemption date unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for).

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our Class C capital stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our Class C capital stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our Class C capital stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the scheduled trading day following the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date or any redemption date will receive the full interest payment due on the maturity date or such redemption date in cash regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our Class C capital stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding April 1, 2023, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on December 31, 2018 (and only during such calendar quarter), if the last reported sale price of the Class C capital stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. If the sale price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The “last reported sale price” of our Class C capital stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our Class C capital stock is traded. If our Class C capital stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our Class C capital stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our Class C capital stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our Class C capital stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our Class C capital stock (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Global Select Market or, if our Class C capital stock (or such other security) is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our Class C capital stock (or such other security) is then listed or, if our Class C capital stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Class C capital stock (or such other security) is then traded, and (ii) a last reported sale price for our Class C capital stock (or closing sale price for such other security) is available on such securities exchange or market. If our Class C capital stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding April 1, 2023, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our Class C capital stock and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our Class C capital stock and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our Class C capital stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our Class C capital stock and the conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our Class C capital stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our Class C capital stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

We will initially act as the bid solicitation agent.

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption prior to the close of business on the business day immediately preceding April 1, 2023, holders may convert all or any portion of their notes at any time prior to the close of business on the scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time. After that time, the right to convert such notes will expire, unless we default in the payment of the redemption price, in which case a holder of notes may convert all or any portion of its notes until the redemption price has been paid or duly provided for.

Conversion upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding April 1, 2023, we elect to:

•	issue to all or substantially all holders of our Class C capital stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our Class C capital stock at a price per share that is less than the average of the last reported sale prices of our Class C capital stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•	distribute to all or substantially all holders of our Class C capital stock our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our Class C capital stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 30 scheduled trading days prior to the ex- dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding April 1, 2023, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets that occurs prior to the close of business on the business day immediately preceding April 1, 2023, in each case, pursuant to which our Class C capital stock would be converted into cash, securities or other assets, all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the date that is 30 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the earlier of (x) the business day after we give notice of such transaction and (y) the actual effective date of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 30 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 30 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or after April 1, 2023

On or after April 1, 2023, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our Class C capital stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our Class C capital stock (“physical settlement”) or a combination of cash and shares of our Class C capital stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after April 1, 2023, and all conversions for which the relevant conversion date occurs after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs after our issuance of a notice of redemption but prior to the related redemption date, and any conversions for which the relevant conversion date occurs on or after April 1, 2023, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. For example, we may choose for notes converted on one conversion date to settle in physical settlement, and choose for notes converted on another conversion date to settle in cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption” and prior to the related redemption date, in such notice of redemption or (ii) on or after April 1, 2023, no later than April 1, 2023). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of Class C capital stock equal to the conversion rate;

•	if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days during the related observation period; and

•	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 5% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “Z <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our Class C capital stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	if the relevant conversion date occurs prior to April 1, 2023 and we have not issued a notice of redemption with respect to the notes as described under “—Optional Redemption” above, the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

•	if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional Redemption” above and prior to the relevant redemption date (even if the relevant conversion date occurs on or after April 1, 2023), the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding such redemption date; and

•	if the relevant conversion date occurs on or after April 1, 2023 and we have not issued a notice of redemption with respect to the notes as described under “—Optional Redemption” above, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our Class C capital stock generally occurs on The Nasdaq Global Select Market or, if our Class C capital stock is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our Class C capital stock is then listed or, if our Class C capital stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Class C capital stock is then listed or admitted for trading. If our Class C capital stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our Class C capital stock is listed or admitted for trading. If our Class C capital stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our Class C capital stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our Class C capital stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our Class C capital stock or in any options contracts or futures contracts relating to our Class C capital stock.

Except as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Class C Capital Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement (provided that for any notes converted after the close of business on the regular record date immediately preceding the maturity date, we will deliver the consideration due in respect of conversion on the maturity date), or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of Class C capital stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our Class C capital stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our Class C capital stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of Class C capital stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)    If we exclusively issue shares of our Class C capital stock as a dividend or distribution on shares of our Class C capital stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0	=	the number of shares of our Class C capital stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1	=	the number of shares of our Class C capital stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)    If we issue to all or substantially all holders of our Class C capital stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our Class C capital stock at a price per share that is less than the average of the last reported sale prices of our Class C capital stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0+X
OS0+Y

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0	=	the number of shares of our Class C capital stock outstanding immediately prior to the open of business on such ex-dividend date;

X	=	the total number of shares of our Class C capital stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our Class C capital stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our Class C capital stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of Class C capital stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class C capital stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Class C capital stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Class C capital stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)    If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our Class C capital stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0	=	the average of the last reported sale prices of our Class C capital stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex- dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our Class C capital stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our Class C capital stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of Class C capital stock equal to the conversion rate in effect on the ex- dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Class C capital stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our Class C capital stock applicable to one share of our Class C capital stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our Class C capital stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our Class C capital stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

(4)    If any cash dividend or distribution is made to all or substantially all holders of our Class C capital stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	(SP0)
SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of our Class C capital stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to all or substantially all holders of our Class C capital stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our Class C capital stock, the amount of cash that such holder would have received if such holder owned a number of shares of our Class C capital stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)    If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our Class C capital stock (other than an odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of Class C capital stock exceeds the average of the last reported sale prices of our Class C capital stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0	=

the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our Class C capital stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of our Class C capital stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of our Class C capital stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our Class C capital stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder.

Instead, such holder will be treated as if such holder were the record owner of the shares of our Class C capital stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our Class C capital stock or any securities convertible into or exchangeable for shares of our Class C capital stock or the right to purchase shares of our Class C capital stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our Class C capital stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our Class C capital stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our Class C capital stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our Class C capital stock (or other applicable security) have the right to receive any cash, securities or other property or in which our Class C capital stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Class C capital stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our Class C capital stock or rights to purchase shares of our Class C capital stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of Class C capital stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the notes into Class C capital stock, you will receive, in addition to any shares of Class C capital stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of Class C capital stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our Class C capital stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as described above, the conversion rate will not be adjusted:

•	on account of stock repurchases that are not tender offers or exchange offers referred to in clause (5) above, including structured or derivative transactions, or pursuant to a stock repurchase program approved by our board of directors or a duly authorized committee thereof or otherwise;

•	upon the issuance of any shares of our Class C capital stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Class C capital stock under any plan;

•	upon the issuance of any shares of our Class C capital stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our Class C capital stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of the Class C capital stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

If an adjustment to the conversion rate otherwise required by the provisions described above would result in a change of less than 1% to the conversion rate, then, notwithstanding the foregoing, we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; (ii) the conversion date of, or any trading day of an observation period for, any note; (iii) the effective date of any fundamental change or make-whole fundamental change; and (iv) April 1, 2023.

Recapitalizations, Reclassifications and Changes of Our Class C Capital Stock

In the case of:

•	any recapitalization, reclassification or change of our Class C capital stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our Class C capital stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Class C capital stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our Class C capital stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our Class C capital stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our Class C capital stock would have received in such transaction. If the transaction causes our Class C capital stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our Class C capital stock that affirmatively make such an election or (ii) if no holders of our Class C capital stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our Class C capital stock. If the holders of our Class C capital stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of Class C capital stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex- dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of Class C capital stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make- whole fundamental change period”).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our Class C capital stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our Class C capital stock in the make-whole fundamental change. If the holders of our Class C capital stock receive in exchange for their Class C capital stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our Class C capital stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
July , 2018
July 1, 2019
July 1, 2020
July 1, 2021
July 1, 2022
July 1, 2023

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed              shares of Class C capital stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of (i) our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in elections of our directors or (ii) more than 50% of our then outstanding Class C capital stock;

(2)    the consummation of (A) any recapitalization, reclassification or change of our Class C capital stock (other than changes resulting from a subdivision or combination) as a result of which our Class C capital stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our Class C capital stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)    our shareholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)    our Class C capital stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by holders of our Class C capital stock, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares or pursuant to dissenters’ rights (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

If any transaction in which our Class C capital stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes that have been properly surrendered for repurchase and that have not been validly withdrawn on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

•	In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations described under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4)	our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a specified corporate transaction as described under “—Conversion Rights—Conversion upon Specified Corporate Events,” in each case when due;

(5)	our failure to comply with our obligations described under “—Consolidation, Merger and Sale of Assets”;

(6)	our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7)	default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, with respect to any mortgage, agreement or other instrument under which there is then outstanding, or by which there is then secured or evidenced, any indebtedness for money borrowed in excess of $50,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness in excess of $50,000,000 becoming or being declared due and payable in full or (ii) constituting a failure to pay the principal or interest of any such debt in excess of $50,000,000 when due and payable in full at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, each only upon the expiration of any applicable cure or notice period and regarding which no waiver or other dispensation is granted;

(8)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries; or

(9)	a final judgment or judgments for the payment of $50,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our significant subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will (x) for the first 90 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the 90-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs and (y) for the period from, and including, the 91st day after the occurrence of such an event of default to, and including, the 180th day after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes outstanding for each day during such additional 90-day period on which such an event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above. No additional interest shall accrue, and no right to declare the principal or other amounts due and payable in respect of the notes shall exist, after such violation has been cured.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations as described above, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price and the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing of which the Trustee has received written notice, the trustee must deliver to each holder notice of the default within 90 days after it has received such notice. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous fiscal year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)	reduce the redemption price or the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money, or at a place of payment, other than that stated in the note;

(7)	change the ranking of the notes; or

(8)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder;

(7)	in connection with any transaction described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Class C Capital Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(8)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(9)	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet; or

(10)	appoint a successor trustee for the notes.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of Class C capital stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our Class C capital stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent. The Bank of New York Mellon Trust Company, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same- day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF CAPPED CALL TRANSACTIONS

In connection with the pricing of the notes, we expect to enter into capped call transactions with the option counterparties. The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our Class C capital stock underlying the notes.

We intend to use approximately $        million of the net proceeds from this offering to pay the cost of the capped call transactions. If the underwriters exercise their option to purchase additional notes, we may use a portion of the proceeds from the sale of the additional notes to enter into additional capped call transactions with the option counterparties.

The capped call transactions are expected generally to reduce the potential dilution upon conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price per share of our Class C capital stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our Class C capital stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions.

We will not be required to make any cash payments to the option counterparties or their respective affiliates upon the exercise of the options that are a part of the capped call transactions, but we will be entitled to receive from them a number of shares of our Class C capital stock, an amount of cash or a combination thereof generally based on the amount by which the market price per share of our Class C capital stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant valuation period under the capped call transactions. However, if the market price per share of our Class C capital stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions during such valuation period, the number of shares of Class C capital stock and/or the amount of cash we expect to receive upon exercise of the capped call transactions will be capped based on the amount by which the cap price exceeds the strike price of the capped call transactions.

The capped call transactions are separate transactions entered into by us with the option counterparties, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with the capped call transactions, see “Underwriting—Capped Call Transactions” and “Risk Factors— Risks Related to the Notes—The capped call transactions may affect the value of the notes and our Class C capital stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and the shares of Class C capital stock into which the notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below.

Except where noted, this summary deals only with a note or share of Class C capital stock held as a capital asset (generally property held for investment) by a beneficial owner who purchases the note at original issuance at the first price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income taxation related to the purchase, ownership and disposition of the notes and the shares of Class C capital stock into which the notes may be converted and does not deal with all tax consequences that may be relevant to investors in light of their personal circumstances or particular situations, such as:

•	investors who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax exempt entities, insurance companies, persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code, and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	persons holding notes or shares of our Class C capital stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	U.S. Holders (as defined below) of notes or shares of Class C capital stock whose “functional currency” is not the U.S. dollar;

•	investors in pass-through entities holding notes or shares of our Class C capital stock;

•	certain former citizens or residents of the United States;

•	persons subject to the alternative minimum tax; and

•	persons subject to the potential application of the Medicare tax on net investment income.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes or shares of Class C capital stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding the notes or shares of Class C capital stock and partners in such partnerships should consult their tax advisors.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction.

Investors considering the purchase of notes should consult their tax advisors concerning the U.S. federal income tax consequences to them in light of their own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of notes or shares of Class C capital stock received upon conversion of the notes that is, for U.S. federal income tax purposes: (a) an individual that is a U.S. citizen or U.S. resident, (b) a corporation or other entity taxable as a corporation that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Taxation of Interest

The stated interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the issue price of the notes is less than their stated principal amount and the difference is greater than or equal to a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method. It is anticipated, and this discussion assumes, that any difference between the issue price of the notes and their stated principal amount will be less than a de minimis amount and that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Additional Interest

We may be required to or elect to pay additional interest on the notes in certain circumstances described above under the heading “Description of Notes—Events of Default.” Because we believe the likelihood that we will be obligated or elect to make any such additional interest payments on the notes is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments under applicable Treasury regulations. Assuming our position is respected, a U.S. Holder generally would be required to include in income such additional interest at the time such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Our determination that the notes are not contingent payment debt instruments is binding on a U.S. Holder unless the U.S. Holder discloses a contrary position to the IRS in the manner required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS. If the IRS were to challenge successfully our determination and the notes were treated as contingent payment debt instruments, U.S. Holders would be required, among other things, (i) to accrue interest income, regardless of their method of tax accounting, based on a projected payment schedule and comparable yield, which will be a higher rate than the stated interest rate on the notes, (ii) to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or other taxable disposition of a note, and (iii) to treat the entire amount of realized gain upon a conversion of notes as taxable.

Sale, Exchange or Other Taxable Disposition of Notes

Except as provided below under “—Conversion of Notes,” a U.S. Holder generally will recognize gain or loss upon the sale, exchange or other taxable disposition of a note equal to the difference between the amount realized upon such sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in the note. The amount realized will equal the amount of cash and the fair market value of any property received in exchange for the note (other than amounts attributable to accrued but unpaid interest, which amounts will be taxable as ordinary interest income to the extent not previously included in income). A U.S. Holder’s tax basis in a note generally will be equal to the amount that such U.S. Holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange or other taxable disposition of the note, a U.S. Holder is treated as holding the note for more than one year, such capital gain or loss will be long-term capital gain or loss. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gain generally is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. The deductibility of capital losses is subject to significant limitations under the Code.

Conversion of Notes

Upon conversion of the notes, we may deliver solely shares of our Class C capital stock, solely cash, or a combination of cash and shares of our Class C capital stock, as described above under “Description of Notes— Conversion Rights—Settlement Upon Conversion.”

A U.S. Holder of notes generally will not recognize gain or loss on the conversion of the notes solely into shares of our Class C capital stock, other than with respect to cash received in lieu of fractional shares, which will be treated as described below, and other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income. A U.S. Holder’s tax basis in the Class C capital stock received (other than Class C capital stock received with respect to accrued but unpaid interest, but including any fractional share for which cash is received) will equal the tax basis of the note converted. A U.S. Holder’s tax basis in the Class C capital stock received that is attributable to accrued but unpaid interest will equal its fair market value.

In the event that we deliver solely cash upon such a conversion, the U.S. Holder will recognize gain or loss that will be determined in the same manner as if the U.S. Holder disposed of the notes in a taxable disposition (as described above under “—Sale, Exchange or Other Taxable Disposition of Notes”).

In the event that we deliver shares of our Class C capital stock and cash upon such a conversion, the U.S. federal income tax treatment of the conversion is uncertain. We intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization. In such case, capital gain, but not loss, would be recognized by the U.S. Holder equal to the excess of the sum of the fair market value of the Class C capital stock and cash received (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) over the U.S. Holder’s adjusted tax basis in the notes, but in no event would the gain recognized exceed the amount of cash received (excluding amounts attributable to accrued but unpaid interest or received in lieu of a fractional share). Any capital gain recognized should be long-term capital gain if the U.S. Holder is treated as holding the note for more than one year at the time of conversion. A U.S. Holder’s tax basis in the shares of our Class C capital stock received upon conversion of the notes (other than Class C capital stock attributable to accrued but unpaid interest, the tax basis of which would equal the amount of accrued interest with respect to which the Class C capital stock was received, but including any fractional share for which cash is received) will be equal to the U.S. Holder’s aggregate tax basis in the notes converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Alternatively, the cash payment received could be treated as proceeds from the sale of a portion of the note and taxed in the manner described above and the Class C capital stock received could be treated as having been received upon a conversion of the note, which generally would not be taxable to a U.S. Holder except to the extent of any Class C capital stock received with respect to accrued but unpaid interest, as described above. In this case, the U.S. Holder’s tax basis in the note generally would be allocated pro rata among the Class C capital stock received (other than Class C capital stock received with respect to accrued but unpaid interest, but including any fractional share for which cash is received), and the portion of the note that is treated as sold for cash. U.S. Holders should consult their tax advisors regarding the consequences of such a conversion.

Fractional Shares.

Cash received in lieu of a fractional share of our Class C capital stock will be treated as a payment in exchange for the fractional share and generally will result in capital gain or loss. Gain or loss recognized on the receipt of cash paid in lieu of fractional shares generally will equal the difference between the amount of cash received and the amount of a U.S. Holder’s adjusted tax basis in our Class C capital stock received (including any fractional share deemed to be received) that is allocable to the fractional share treated as exchanged. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the U.S. Holder’s tax basis in the Class C capital stock between the Class C capital stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Holding Period of Class C Capital Stock.

A U.S. Holder’s holding period for the shares of our Class C capital stock received by the U.S. Holder upon conversion of notes generally will include the period during which the U.S. Holder held the notes prior to the conversion, except that the holding period of any Class C capital stock received with respect to accrued but unpaid interest would commence on the day after the date of receipt.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes.

Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our Class C capital stock and adjustments to the conversion rate upon a make-whole fundamental change) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and does not so qualify, a U.S. Holder generally will be deemed to have received a distribution even if the U.S. Holder has not received any cash or property as a result of such adjustment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “—Distributions on Class C Capital Stock.” It is not clear whether a constructive dividend deemed paid to a U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if backup withholding is required on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding taxes), any such backup withholding taxes may be withheld from subsequent payments of cash and Class C capital stock payable on the notes.

The IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers effective for deemed distributions occurring on or after the date the regulations are adopted in final form. If adopted as proposed, the regulations generally would provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, and (iii) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of notes. The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

Distributions on Class C Capital Stock

Distributions, if any, made on our Class C capital stock generally will be included in a U.S. Holder’s income as dividend income when received to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Class C capital stock and thereafter as capital gain from the sale or exchange of such Class C capital stock. With respect to dividends received by certain non-corporate U.S. Holders, preferential long-term capital gains tax rates may apply if certain holding period and other requirements are satisfied. Dividends received by corporate U.S. Holders may be eligible for a dividends-received deduction, subject to applicable limitations.

Sale or Other Taxable Disposition of Class C Capital Stock

Upon the sale or other taxable disposition of our Class C capital stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such disposition and (ii) the U.S. Holder’s adjusted tax basis in the Class C capital stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the Class C capital stock is more than one year at the time of the taxable disposition. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gain generally is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. The deductibility of capital losses is subject to significant limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of Class C capital stock and to the proceeds of a sale of a note or share of Class C capital stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient. Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner (other than a partnership or other pass-through entity) of notes or shares of Class C capital stock received upon conversion of the notes that is not a U.S. Holder.

Payments of Interest

Subject to the discussions below concerning backup withholding, and FATCA, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax provided that:

•	interest paid on the notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment or fixed base);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	either (a) the Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form) or (b) the Non-U.S. Holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest generally will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the Non-U.S. Holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net-income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any dividends paid to a Non-U.S. Holder with respect to the shares of Class C capital stock (and any constructive dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net-income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. As discussed under “—Payments of Interest,” certain certification requirements and disclosure requirements must be complied with in order to claim the benefit of an applicable treaty rate or for effectively connected income to be exempt from withholding.

Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding is required on behalf of a Non-U.S. Holder, any such payment may be withheld from subsequent payments of cash and Class C capital stock payable on the notes. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Notes or Shares of Class C Capital Stock

Subject to the discussions below concerning backup withholding and FATCA, gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of a note or Class C capital stock generally will not be subject to U.S. federal income tax (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Payments of Interest” above) unless:

•	that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of the notes or Class C capital stock, as the case may be. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming in the near term, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a Non-U.S. Holder is described in the first bullet point above, such Non-U.S. Holder will be subject to tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates and in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax at a rate of 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a Non-U.S. Holder is an individual described in the second bullet point above, such Non-U.S. Holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses, even though such Non-U.S. Holder is not considered a resident of the United States. Any gain recognized by a Non-U.S. Holder upon the conversion of a note will be subject to U.S. federal income tax in accordance with the above rules. Any Class C capital stock or cash which a Non-U.S. Holder receives on the conversion of a note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we (or the applicable payor) must report annually to the IRS and to Non-U.S. Holders the amount of interest and dividends paid to Non-U.S. Holders and the amount of tax withheld, if any, with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the certification described above in the last bullet point under “—Payments of Interest” has been received and we (or another applicable withholding agent) do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient.

A Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of our Class C capital stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and we (or another applicable withholding agent) do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

FATCA

Provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on payments of interest on the notes, dividends on our Class C capital stock, and, after December 31, 2018, gross proceeds from the sale or other disposition of the notes or our Class C capital stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt from FATCA. An intergovernmental agreement between the United States and an applicable foreign country may modify this regime.

If withholding under FATCA is required on any payment related to the notes or our Class C capital stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS.

Investors are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

UNDERWRITING

We and Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named below, intend to enter into an underwriting agreement with respect to the notes. Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to each of the underwriters, and each underwriter has severally agreed to purchase from us the aggregate principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$
Citigroup Global Markets Inc.

Total		$325,000,000

The underwriting agreement will provide that the underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option to purchase additional notes described below unless and until this option is exercised. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Option to Purchase Additional Notes

The underwriters have an option to buy up to an additional $48,750,000 in aggregate principal amount of the notes from us. They may exercise that option for 30 days from the date of this prospectus supplement. To the extent that the underwriters exercise this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

Underwriting Discounts and Expenses

The initial public offering price is set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price set forth on the cover of this prospectus supplement. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discount to be received by the underwriters in connection with the sale of the notes, assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	WITHOUT EXERCISE OF OPTION	WITH FULL EXERCISE OF OPTION
Per note	$	$
Total	$	$

We estimate that our total expenses of the offering, excluding the underwriting discounts, will be approximately $        .

New Issue of Notes

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

No Sale of Similar Securities

We and our directors and our executive officers have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of our capital stock or securities convertible into, or exercisable or exchangeable for such shares of capital stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

With respect to issuances or sales by us, this agreement does not apply to (i) the offer and sale of the notes or shares of Class C capital stock upon conversion thereof; (ii) the entry into, or the consummation of the transactions contemplated by, the capped call transactions; (iii) the offer and sale of shares of Class C capital stock pursuant to the concurrent Class C Capital Stock Offering; (iv) any securities convertible into, or exercisable for, shares of our capital stock issued pursuant to any employee stock option plan or incentive plan, stock ownership plan or dividend reinvestment plan in place at the time of this prospectus supplement; (v) any securities issuable upon the exercise or conversion of securities or the exercise of warrants outstanding at the time of this prospectus supplement; (vi) issuance of shares of stock representing up to 10% of the outstanding shares of capital stock as of the date hereof in connection with one or more acquisitions by us of the assets or capital stock of another person or entity, whether through merger, asset acquisition, stock purchase or otherwise, provided, however, that in the case of this clause (vi), the issuance of such shares of capital stock by us shall be subject to the condition that each recipient of such shares has previously signed (or will enter into prior to or concurrently with such issuance) an agreement having substantially the same lock-up terms; or (vii) the entry into arrangements relating to transactions described in this prospectus supplement under the heading “Use of Proceeds.”

With respect to issuances or sales by our directors and executive officers, this agreement contains customary exceptions for certain transfers by or on behalf of such directors and executive officers.

Concurrent Class C Capital Stock Offering

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering $325,000,000 of our Class C capital stock (or $373,750,000 of our Class C capital stock if the underwriters in that offering exercise their option to purchase additional shares in full) in an underwritten public offering. The net proceeds of the concurrent Class C Capital Stock Offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, is expected to be approximately $        million (or approximately $        million if the underwriters in the concurrent Class C Capital Stock Offering exercise their option to purchase additional shares of Class C capital stock in full). Neither the completion of this offering nor of the concurrent Class C Capital Stock Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Class C Capital Stock Offering does not occur, and vice versa. We cannot assure you that the concurrent Class C Capital Stock Offering will be completed on the terms described above, or at all.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes and shares in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. If the underwriters create a short position in the notes in connection with the offering, the underwriters may cover that short position by purchasing notes in the open market or by exercising all or a part of their option to purchase additional notes described above.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. The underwriters are also acting as underwriters in our concurrent Class C Capital Stock Offering for which they will receive customary underwriting discounts and commissions and such underwriters or their affiliates may be option counterparties to our capped call transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Capped Call Transactions

In connection with the pricing of the notes, we expect to enter into capped call transactions with one or more of the underwriters or their respective affiliates and/or financial institutions, which we refer to as the “option counterparties”. The capped call transactions are expected generally to reduce the potential dilution to our Class C capital stock upon any conversion of the notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.

We intend to use approximately $        million of the net proceeds from this offering to pay the cost of the capped call transactions. If the underwriters exercise their option to purchase additional notes, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into derivative transactions with respect to our Class C capital stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our Class C capital stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding derivatives with respect to our Class C capital stock and/or purchasing or selling our Class C capital stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our Class C capital stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with the capped call transactions, see “Risk Factors—Risks Related to the Notes—The capped call transactions may affect the value of the notes and our Class C capital stock.”

Foreign Jurisdictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Initial Purchaser has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Offered Notes which are the subject of the offering contemplated by this Offering Memorandum to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such Offered Notes may be made to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Offered Notes shall require the issuer or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Offered Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Notes to be offered so as to enable an investor to decide to purchase or subscribe the Offered Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each Initial Purchaser has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the Offered Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuers or the Guarantors; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering circular (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPERTS

The financial statements as of December 31, 2017 and for the year then ended incorporated in this prospectus supplement by reference from Zillow Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Zillow Group, Inc.’s internal controls over financial reporting as of December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Zillow Group, Inc. at December 31, 2016, and for each of the two years in the period ended December 31, 2016, included in Zillow Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We are subject to the information and reporting requirements of the Exchange Act, under which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

Our SEC filings also are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding registrants that file electronically. In addition, our SEC filings are available on our website at investors.zillowgroup.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

You may request, and we will provide to you at no cost, a copy of these filings, the documents described under “Incorporation of Documents by Reference” below, the form of the indenture and the form of notes. You may request such materials by writing or telephoning us as follows:

Zillow Group, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Tel: (206) 470-7000

Attention: General Counsel

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this prospectus supplement, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement (other than information “furnished” under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated) until this offering is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 15, 2018;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2018;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed with the SEC on May 8, 2018;

•	Our Current Reports on Form 8-K filed on May 7, 2018 (other than Item 2.02), June 1, 2018 and June 25, 2018; and

•	The description of our Class C capital stock as set forth in our registration statement on Form 8-A, which was filed on July 29, 2015, under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

In accordance with Rule 402 of Regulation S-T, the XBRL-related information in Exhibit 101 to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

You may request copies of these documents from us as described under “Where You Can Find More Information” above.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon by Perkins Coie LLP, Seattle, Washington. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Fenwick & West LLP, Seattle, Washington and Davis Polk & Wardwell LLP, New York, New York.

PROSPECTUS

ZILLOW GROUP, INC.

Class C Capital Stock

Convertible Senior Notes

We may offer from time to time Class C capital stock or convertible senior notes in one or more offerings. The convertible senior notes will be convertible into Class C capital stock. When we decide to sell Class C capital stock or convertible senior notes, we will provide specific terms of the offered securities, including the amount of securities offered, in a prospectus supplement. We may offer and sell these securities to or through one or more underwriters, brokers, dealers, agents, or directly to purchasers, on a continuous or delayed basis.

You should read this prospectus, the information incorporated, or deemed to be incorporated, by reference in this prospectus, and any prospectus supplement and any related free writing prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our Class C capital stock is listed on The Nasdaq Global Select Market under the symbol “Z.”

Investing in these securities involves risks. You should carefully read this prospectus and the applicable prospectus supplement, as well as the risks described in our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus or the accompanying prospectus supplement, before you invest. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 27, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the automatic “shelf” registration process available to “well-known seasoned issuers” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may sell Class C capital stock or convertible senior notes described in this prospectus in one or more offerings. There is no limit on the aggregate amount of the securities we may offer pursuant to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and any authorized free writing prospectus that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement and any authorized free writing prospectus may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement and any authorized free writing prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement and authorized free writing prospectus together with additional information described below under “Information Incorporated by Reference.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus filed with the SEC. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date. The terms “Zillow Group,” “we,” “us,” and “our” refer to Zillow Group, Inc. and its consolidated subsidiaries unless the context indicates otherwise.

ZILLOW GROUP, INC.

Zillow Group operates the leading real estate and home-related information marketplaces on mobile and the web, with a complementary portfolio of brands and products to help consumers find vital information about homes and connect with local professionals. Zillow Group’s brands focus on all stages of the home lifecycle: renting, buying, selling and financing. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow, Trulia, StreetEasy, HotPads, Naked Apartments, RealEstate.com and OutEast.com. Beginning in April of 2018, Zillow Instant Offers provides homeowners, in some metropolitan areas, with the opportunity to receive offers from Zillow to purchase their home. When Zillow buys a home, it will make necessary updates and list the home for resale on the open market. In addition, Zillow Group provides a comprehensive suite of marketing software and technology solutions to help real estate, rental and mortgage professionals maximize business opportunities and connect with millions of consumers. We also own and operate a number of business brands for real estate, rental and mortgage professionals, including Mortech, dotloop, Bridge Interactive and New Home Feed.

Zillow, Inc. was incorporated as a Washington corporation in December 2004, and we launched the initial version of our website, Zillow.com, in February 2006. Zillow Group was incorporated as a Washington corporation in July 2014 in connection with our acquisition of Trulia. Upon the closing of the Trulia acquisition in February 2015, each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group.

Our principal executive offices are located at 1301 Second Avenue, Floor 31, Seattle, Washington 98101, and our telephone number is (206) 470-7000. Our website address is www.zillowgroup.com. Information contained on, or that can be accessed through, our website, does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

This prospectus and the information incorporated herein by reference may include trademarks, service marks and trade names owned by us or others. Our registered trademarks include, but are not limited to, “Zillow,” “Trulia,” “Mortech,” “Hotpads,” “StreetEasy,” “dotloop,” “Naked Apartments,” the Z in a house logo, as well as logos that correspond with several of our other trademarks. All other service marks, trademarks and tradenames appearing in this prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and information incorporated by reference may include forward-looking statements based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those risks, uncertainties and assumptions described in Part II, Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, in any accompanying prospectus supplement and any applicable free writing prospectus, and in documents incorporated by reference, such as our most recent Annual Report on Form 10-K, our other Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus, any accompanying prospectus supplement and information incorporated by reference may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements, and we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

RISK FACTORS

An investment in our securities involves risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of any offering made under this prospectus and any prospectus supplement, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described below. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus (other than information “furnished” under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated) until any offering made by this prospectus is completed or terminated:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 15, 2018;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2018;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed with the SEC on May 8, 2018;

•	Our Current Reports on Form 8-K filed on May 7, 2018 (other than Item 2.02), June 1, 2018 and June 25, 2018; and

•	The description of our Class C capital stock as set forth in our registration statement on Form 8-A, which was filed on July 29, 2015, under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

In accordance with Rule 402 of Regulation S-T, the XBRL-related information in Exhibit 101 to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, unless such exhibits have been specifically incorporated by reference thereto, free of charge by contacting our investor relations department at our principal offices at 1301 Second Avenue, Floor 31, Seattle, Washington 98101, or at (866) 504-0030. You may also obtain this information without charge from investors.zillowgroup.com/sec.cfm.

USE OF PROCEEDS

Our management team will have broad discretion in using the net proceeds from the sale of our securities offered hereby. Unless otherwise indicated in the accompanying prospectus supplement, we currently expect to use the net proceeds from the sale of the securities by us primarily for general corporate purposes, which may include working capital, sales and marketing activities, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, products, solutions or businesses that complement our business. Pending the use of net proceeds, we intend to invest the proceeds in investment-grade, interest-bearing investments.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the ratio of earnings to fixed charges, earnings represent pre-tax income (loss) from continuing operations plus fixed charges. Fixed charges represent estimated interest within rental expense and interest expense. The following table sets forth our ratios of earnings to fixed charges for each period indicated.

	Three Months Ended March 31, 2018	Year Ended December 31,
		2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—

(1)	For the three months ended March 31, 2018 and the years ended December 31, 2017, 2016, 2015, 2014 and 2013, Zillow Group reported pre-tax losses. Earnings were inadequate to cover fixed charges by approximately $16.0 million for the three months ended March 31, 2018. Earnings were inadequate to cover fixed charges by approximately $184.0 million, $220.3 million, $153.3 million, $43.6 million and $16.6 million for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, authorized capital stock is 1,890,000,000 shares, each with a par value of $0.0001 per share, consisting of the following four classes of stock:

•	1,245,000,000 shares designated as Class A common stock;

•	15,000,000 shares designated as Class B common stock;

•	600,000,000 shares designated as Class C capital stock; and

•	30,000,000 shares designated as preferred stock.

Class A common stock and Class B common stock are sometimes referred to collectively as our common stock. The following summarizes important provisions of our capital stock and describes important provisions of our amended and restated articles of incorporation and amended and restated bylaws. This summary may not, however, describe all provisions of our amended and restated articles of incorporation and amended and restated bylaws that are important to you. This summary is qualified by our amended and restated articles of incorporation and amended and restated bylaws, which have been filed and incorporated by reference as exhibits to documents incorporated or deemed to be incorporated by reference in this prospectus, and by the provisions of applicable law.

Class A Common Stock and Class B Common Stock

Voting Rights

The Class A common stock has one vote per share, and the Class B common stock has ten votes per share. On any matter that is submitted to a vote of shareholders, the holders of Class A common stock are entitled to one vote per share of Class A common stock and the holders of the Class B common stock are entitled to ten votes per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single group on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or our amended and restated articles of incorporation.

Under Washington law and our amended and restated articles of incorporation, holders of Class A common stock and holders of Class B common stock may each be entitled to vote as a separate voting group, or as a separate voting group with other classes that are affected in the same or a substantially similar way, on a proposed amendment to our amended and restated articles of incorporation that would:

•	effect an exchange or reclassification of all or part of the issued and outstanding shares of the class into shares of another class that would adversely affect the holders of the exchanged or reclassified class;

•	change the rights, preferences or limitations of all or part of the issued and outstanding shares of the class that would adversely affect the holders of shares of the class;

•	change all or part of the issued and outstanding shares of the class into a different number of shares of the same class, which would adversely affect the holders of the class;

•	limit or deny an existing preemptive right of all or part of the shares of the class;

•	cancel or otherwise adversely affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class; or

•	effect a redemption or cancellation of all or part of the shares of the class in exchange for cash or any other form of consideration other than shares of capital stock.

Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the voting power of Class A common stock and Class B common stock, voting together as a single voting group, will be entitled to elect all of the directors standing for election, if they so choose.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to share equally in any dividends that our board of directors may declare from time to time unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting as a separate voting group. If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock will receive Class A common stock and holders of Class B common stock will receive Class B common stock.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in proportion to the number of shares of Class A common stock then held by each (assuming the conversion of all shares of Class B common stock into shares of Class A common stock) in our assets available for distribution to the shareholders after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Redemption

Neither the Class A common stock nor the Class B common stock is redeemable.

Preemptive Rights

Our amended and restated articles of incorporation provide that no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock, except to the extent provided by written agreement.

Conversion

All of the Class B common stock is held or controlled by Richard Barton or Lloyd Frink, each of whom are referred to as a “founder.” Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for (1) certain transfers described in our amended and restated articles of incorporation, so long as the founder who transfers the Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred and the transferee agrees to be bound the terms of a Transfer Restriction Agreement (as defined below) or (2) transfers between the founders or entities through which a founder holds exclusive voting and dispositive power with respect to Class B common stock, subject to the requirements of the Transfer Restriction Agreements.

In the event of the death or mental disability of a founder, each share of such founder’s Class B common stock will convert into one share of Class A common stock, except as set forth below. If a founder (who is referred to as the “transferring founder”), or an entity that holds Class B common stock with respect to which such founder holds exclusive voting and dispositive power, transfers voting control of shares of Class B common stock to the other founder contingent or effective upon the transferring founder’s death or mental disability, then the transferring founder’s death or mental disability will not immediately trigger a conversion to Class A common stock, provided that the shares of Class B common stock as to which voting control was transferred shall convert to Class A common stock no later than nine months after the death or mental disability of the transferring founder. Further, if one founder dies or becomes mentally disabled simultaneously with the other founder dying or becoming mentally disabled, the founders’ death or mental disability will not immediately trigger a conversion to Class A common stock if voting control of the founders’ shares of Class B common stock is transferred to a trustee designated by the founders and approved by our board of directors, provided that the shares of Class B common stock as to which voting control was transferred shall convert to Class A common stock no later than nine months after the death or mental disability of the founders.

Once converted into Class A common stock, the Class B common stock may not be reissued.

Except for the issuance of Class B common stock in connection with dividends or distributions in accordance with our amended and restated articles of incorporation, we will not issue additional shares of Class B common stock unless the issuance is approved by holders of a majority of the outstanding shares of Class A common stock and holders of a majority of the outstanding shares of Class B common stock, each voting as a separate voting group.

Equal Status

Except as otherwise expressly provided in our amended and restated articles of incorporation or required by applicable law, shares of Class A common stock and shares of Class B common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in our amended and restated articles of incorporation), shares of Class A common stock and Class B common stock will be treated equally, identically, and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to our shareholders, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Class C Capital Stock

Voting Rights

Except with respect to the separate voting group rights under the circumstances described in Section 2.5 of our amended and restated articles of incorporation, or except as required by applicable law, shares of Class C capital stock have no voting power.

Dividends

Subject to the preferences that may apply to any series of preferred stock outstanding at any time, the holders of Class C capital stock are entitled to share equally in any dividends that our board of directors may declare from time to time with respect to shares of our common stock, unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C capital stock, the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group. If a dividend declared with respect to our common stock is paid in the form of common stock, then holders of Class C capital stock will receive Class C capital stock. Except for a dividend declared in accordance with the provisions described above, our amended and restated articles of incorporation provide that we will not declare a dividend with respect to the Class C capital stock, unless it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Conversion Upon Dissolution

Immediately prior to the earlier of (1) our dissolution under Washington law or (2) any record date established to determine the holders of our capital stock entitled to receive our net assets in a dissolution under Washington law, each outstanding share of Class C capital stock will automatically, without any further action, convert into and become one fully paid and nonassessable share of Class A common stock. We will reserve and keep available out of authorized but unissued shares of Class A common stock the number of shares sufficient to effect the conversion of all outstanding shares of Class C capital stock into shares of Class A common stock.

Redemption

The Class C capital stock is not redeemable.

Preemptive Rights

Our amended and restated articles of incorporation provide that no preemptive rights will exist with respect to shares of stock or securities convertible into shares of stock, except to the extent provided by written agreement.

Equal Status

Except as expressly provided in our amended and restated articles of incorporation or required by applicable law, shares of Class C capital stock have the same rights and privileges and rank equally, share ratably, and are identical to the shares of Class A common stock and Class B common stock in all respects as to all matters.

Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in our amended and restated articles of incorporation), shares of Class C capital stock will be treated equally, identically, and ratably, on a per share basis, with shares of Class A common stock with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to our shareholders, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C capital stock, the holders of a majority of the outstanding shares of Class A common stock, and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Transfer Restriction Agreements

On July 20, 2015, we entered into a transfer restriction agreement with each of our founders, Messrs. Barton and Frink, and certain of their respective affiliates (collectively, the “Transfer Restriction Agreements”). The Transfer Restriction Agreements were entered into in connection with the declaration by our board of directors of the issuance of shares of Class C capital stock by means of a dividend to holders of our Class A common stock and Class B common stock. Pursuant to the Transfer Restriction Agreements, beginning on the date on which Messrs. Barton or Frink, as applicable, no longer serves on our board of directors (each such date, Messrs. Barton’s or Frink’s “Trigger Date,” respectively), Messrs. Barton or Frink and certain of their respective affiliates that are or become party to the agreements (generally, trusts and other estate planning vehicles through which Messrs. Barton or Frink hold all or a portion of their shares of Class B common stock) must transfer or convert to Class A common stock at least one share of Class B common stock for each two shares of Class C capital stock transferred. The required ratio of shares of Class B common stock to shares of Class C capital stock owned by Messrs. Barton and Frink is subject to adjustment in connection with certain dividends, stock splits, distributions or recapitalizations. These provisions are intended to limit, after the applicable Trigger Date, the ability of Messrs. Barton and Frink to sell or otherwise transfer the non-voting Class C capital stock issued to them in the initial dividend of Class C capital stock to holders of Class A common stock and Class B common stock in respect of their shares of Class B common stock in a manner that does not proportionately reduce their ownership of the Class B common stock.

The Transfer Restriction Agreements also include an equal status provision, which provides that neither Mr. Barton nor Mr. Frink, nor their affiliates that are or become a party to the Transfer Restriction Agreements, may sell any of their shares of Zillow Group capital stock in connection with a change of control transaction, including a tender or exchange offer, for (1) with respect to their shares of Class A common stock, an amount per share greater than, or a form of consideration different from, that which the holders of shares of Class A common stock receive in the transaction; (2) with respect to their shares of Class B common stock, an amount per share greater than, or a form of consideration different from, that which the holders of shares of Class A common stock receive in the transaction, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the Class B common stock, each voting separately as a separate group; or (3) with respect to their shares of Class C capital stock, an amount per share greater than, or a form of consideration different from, that which the holders of shares of Class C capital stock receive in the transaction.

Preferred Stock

Our board of directors has the authority to issue up to 30,000,000 shares of preferred stock from time to time in one or more series, including preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of other shares of capital stock, without further action by shareholders, other than approval by or written agreement of holders of a majority of outstanding Class B common stock, which is held by our founders, Messrs. Barton and Frink (which is referred to as the “approval right”), or in lieu of such approval or written agreement, approval by our board of directors including a founder in his capacity as a member of our board of directors. The approval right will terminate when the Class B common stock represents less than 7% of the aggregate number of shares of the outstanding Class A common stock and Class B common stock. Subject to this approval right, our board of directors also has the authority to fix the voting rights, limitations, and relative rights of any series of preferred stock, including dividend rights, liquidation rights, redemption rights, conversion rights, and voting rights. The issuance of preferred stock may decrease the market price of the Class A common stock and Class C capital stock.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, and Washington Law

Provisions of our amended and restated articles of incorporation, our amended and restated bylaws, and Washington law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our shareholders. These provisions, which are summarized below, may delay, defer or prevent a tender offer or takeover attempt of Zillow Group that a shareholder might consider in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our business. Some of these provisions will become effective only after the date (the “threshold date”) on which the Class B common stock held by our founders, Messrs. Barton and Frink, represents less than 7% of the aggregate number of shares of the outstanding Class A common stock and Class B common stock.

Three Class Structure

As discussed above, our Class B common stock has ten votes per share, while our Class A common stock has one vote per share and our Class C capital stock is nonvoting (except in limited circumstances provided under Washington law or in our amended and restated articles of incorporation). All of the Class B common stock is controlled by our founders, Messrs. Barton and Frink, and, as of the date of this prospectus, represents more than a majority of the voting power of our outstanding capital stock. As a result, for the foreseeable future our founders will continue to be able to control all matters submitted to our shareholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of Zillow Group or of its assets. In addition, until the threshold date, our founders will be able to call meetings of shareholders and fill vacancies on our board of directors, and directors may be removed with or without cause. The concentrated control described above could also delay, defer or prevent a change of control, merger, consolidation, takeover or other business combination involving Zillow Group that other shareholders may support, and could discourage a potential acquiror from initiating such a transaction.

Because the Class C capital stock has no voting rights (except in limited circumstances provided under Washington law or in our amended and restated articles of incorporation), the issuance of Class C capital stock will not result in voting dilution to the holders of shares Class A common stock or Class B common stock. As a result, the issuance of Class C capital stock could prolong the duration of our founders’ current relative ownership of voting power and their ability to control all matters submitted to our shareholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of Zillow Group or of its assets.

Authorized but Unissued Shares of Our Class A Common Stock, Class C Capital Stock, and Preferred Stock

Our authorized but unissued shares of Class A common stock, Class C capital stock, and preferred stock are available for our board of directors to issue without shareholder approval (except to the extent described above under “—Preferred Stock”). To the extent described above in “—Preferred Stock,” our board of directors has the authority under our amended and restated articles of incorporation to issue preferred stock with rights superior to the rights of Class A common stock and Class C capital stock. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of Class A common stock and Class C capital stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional authorized shares of Class A common stock, Class C capital stock, or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit and incentive plans. The existence of our authorized but unissued shares of Class A common stock, Class C capital stock, and preferred stock could render more difficult or discourage an attempt to obtain control of Zillow Group by means of a proxy contest, tender offer, merger or other transaction.

Classified Board of Directors; Election and Removal of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes, as nearly equal in number as practicable, with the directors in each class serving for three-year terms, and one class being elected annually by our shareholders. Prior to the threshold date, our directors can be removed with or without cause by holders of Class A common stock and Class B common stock, voting together as a single group. After the threshold date, our directors can be removed only for cause. Because this system of electing, appointing, and removing directors generally makes it more difficult for shareholders to replace a majority of our board of directors, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of Zillow Group, and may maintain the incumbency of our board of directors.

Limits on Ability of Shareholders to Act by Written Consent or Call Special Meetings of Shareholders

Washington law limits the ability of shareholders of public companies from acting by written consent by requiring unanimous written consent for a shareholder action to be effective. This limit on the ability of our shareholders to act by less than unanimous written consent may lengthen the amount of time required to take shareholder action. In addition, our amended and restated articles of incorporation provide that special meetings of our shareholders may be called only by the chairman of our board of directors, the board of directors, chief executive officer, president or, prior to the threshold date, holders of at least 25% of the combined voting power of outstanding Class A common stock and Class B common stock. After the threshold date, only the chairman of our board of directors, the board of directors, chief executive officer or president may call a special meeting of shareholders.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide that shareholders seeking to bring business before a meeting of shareholders, or to nominate candidates for election as directors at a meeting of shareholders, must provide us with timely written notice of their proposal. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Amendment to Our Amended and Restated Bylaws and Amended and Restated Articles of Incorporation

Our amended and restated articles of incorporation and amended and restated bylaws provide that shareholders can amend or repeal the bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of Class A common stock and Class B common stock, voting together as a single group.

Unless approved by a majority of “continuing directors,” as that term is defined in our amended and restated articles of incorporation, specified provisions of the articles of incorporation may not be amended or repealed without the affirmative vote of the holders of at least two-thirds of the outstanding voting power of capital stock entitled to vote on the action, including the following provisions:

•	those requiring the affirmative vote of at least two-thirds of the voting power of outstanding Class A common stock and Class B common stock, voting together as a single group, in order for shareholders to amend or repeal our bylaws;

•	those dividing our board of directors into three classes;

•	those providing that, after the threshold date, directors are removable only for cause;

•	those permitting, after the threshold date, only a majority of the members of our board of directors or the sole remaining director to fill vacancies on our board of directors;

•	those providing that only our board of directors may change the size of our board of directors;

•	those requiring the affirmative vote of the holders of at least two-thirds of the voting power of outstanding Class A common stock and Class B common stock, voting together as a single group, to amend specified provisions of the amended and restated articles of incorporation; and

•	those providing that special meetings of shareholders may be called only by the chairman of our board of directors, chief executive officer, president or, prior to the threshold date, holders of at least 25% of the combined voting power of outstanding Class A common stock and Class B common stock.

Washington Law

Chapter 23B.19 of the Washington Business Corporation Act, with limited exceptions, prohibits a “target corporation” from engaging in specified “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless (1) the transaction is exempted by RCW 23B.19.030, (2) the significant business transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition, or (3) the significant business transaction was both approved by a majority of the members of the target corporation’s board of directors and approved at a shareholder meeting by at least two-thirds of the outstanding voting shares of the target corporation (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns voting shares entitled to cast votes comprising 10% or more of the voting power of the target corporation. “Significant business transactions” include, among other transactions:

•	mergers, share exchanges or consolidations with, dispositions of assets to, or issuances of stock to or redemptions of stock from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation employed in Washington whether at one time or over the five-year period following the share acquisition, while the corporation has an acquiring person and as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

After the five-year period, certain “significant business transactions” must comply with the “fair price” provisions of the statute or must be approved by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, other than those of which the acquiring person has beneficial ownership or voting control. A corporation may not “opt out” of this statute.

DESCRIPTION OF CONVERTIBLE SENIOR NOTES

Our convertible senior notes may be offered under this prospectus. When we decide to sell any convertible senior notes, we will set forth in a prospectus supplement and any applicable free writing prospectus a description of the convertible senior notes that may be offered under this prospectus. The terms of any convertible senior notes offering, including the initial offering price and the net proceeds to us, will be set forth in the prospectus supplement, in an authorized free writing prospectus, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference.

PLAN OF DISTRIBUTION

We may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers in negotiated sales or competitively bid transactions;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•	otherwise through a combination of any of the above methods of sale; or

•	through other means permitted pursuant to applicable law.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation, in an accompanying prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

LEGAL MATTERS

Unless otherwise stated in an accompanying prospectus supplement, Perkins Coie LLP, Seattle, Washington, will provide Zillow Group with an opinion as to the legality of the securities offered under this prospectus. Counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2017 and for the year then ended incorporated in this prospectus by reference from Zillow Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Zillow Group, Inc.’s internal controls over financial reporting as of December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Zillow Group, Inc. at December 31, 2016, and for each of the two years in the period ended December 31, 2016, included in Zillow Group, Inc.’s Annual Report on Form 10-K for

the year ended December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$325,000,000

ZILLOW GROUP, INC.

        % Convertible Senior Notes Due 2023

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC	Citigroup

June     , 2018